Exhibit 10.15

CREDIT FACILITY AGREEMENT AMENDMENT 3

This CREDIT FACILITY AGREEMENT AMENDMENT 3 (“Amendment 3”) is made as of March 31, 2016, by and among TRANSCAT, INC. (“Borrower”), a corporation formed under the laws of the State of Ohio with offices at 35 Vantage Point Drive, Rochester, New York 14624, and MANUFACTURERS AND TRADERS TRUST COMPANY (“Lender”), a New York banking corporation, with offices at 255 East Avenue, Rochester, New York 14604.

WHEREAS, Borrower and Lender are parties to a Credit Facility Agreement dated September 20, 2012, as amended by Credit Facility Agreement Amendment 1 dated August 26, 2014 and Credit Facility Agreement Amendment 2 dated December 30, 2015 (as amended, modified and supplemented from time to time, the “Credit Agreement”), pursuant to which the Lender has made certain loans and financial accommodations available to Borrower;

WHEREAS, Borrower has requested that the Lender amend the Credit Agreement to add a term loan and modify certain covenants, and the Lender is willing to accommodate Borrower's request on the terms and conditions hereinafter set forth;

WHEREAS, Borrower is entering into this Amendment 3 with the understanding and agreement that, except as specifically provided herein, none of the Lender’s rights or remedies as set forth in the Credit Agreement or any other Loan Document is being waived or modified by the terms of this Amendment 3;

NOW, THEREFORE, in consideration of the agreements and provisions herein contained, effective on the Amendment 3 Effective Date (defined below), the parties hereby agree as follows:

1. Definitions. Any capitalized term used but not otherwise defined in this Amendment 3 shall have the meaning ascribed to such term in the Credit Agreement, and the interpretations set forth in the Credit Agreement shall apply to this Amendment 3.

2. Amendments to Credit Agreement. Subject to Section 3 below, effective on the Amendment 3 Effective Date, the Credit Agreement is hereby amended as follows:

(a) Section 1.1 of the Credit Agreement is hereby amended to add the following definitions:

“Amendment 3” means Credit Facility Agreement Amendment 3 made between Borrower and Lender effective as of the Amendment 3 Effective Date.

“Amendment 3 Effective Date” means March 31, 2016.

“Conversion Date” means the date that Borrower’s election to convert a LIBOR Loan to a LIBOR Loan with another Interest Period becomes effective in accordance with this Agreement.

“Term Loan” shall have the meaning set forth in Section 2.6 hereof.

“Term Loan Facility” means the term loan facility established pursuant to Section 2.6 of this Agreement.

“Term Loan Maturity Date” means March 31, 2021.

“Term Loan Note” means the Term Loan Note issued pursuant to Section 2.7, as such Note may be amended, modified or restated from time to time.

(b) Section 1.1 of the Credit Agreement is hereby amended to modify subsection (k) of the definition of “Permitted Acquisition” to read in its entirety as follows:

(k)	no more than an aggregate of $20,000,000 of Acquisitions shall have been financed, directly or indirectly, with the Revolving Credit Facility and Term Loan for the Fiscal Year ending March 25, 2017, and no more than an aggregate of $15,000,000 of Acquisitions shall have been financed, directly or indirectly, with the Revolving Credit Facility in each Fiscal Year ending thereafter.

(c) Section 1.1 of the Credit Agreement is hereby amended to modify the following definitions to read in their entirety as follows:

“Facility” means the Revolving Credit Facility or the Term Loan Facility, as the case may be.

“Fixed Charges” means with reference to any period and calculated for the Borrower and its Subsidiaries on a consolidated basis without duplication, the sum of (i) cash Interest Expense, (ii) prepayments, if any, of the Term Loan, (iii) prepayments, if any, of the Revolving Credit Loans that are required due to a permanent termination or reduction of the Revolving Line Commitment, (iv) scheduled principal payments, (v) loan fees on Indebtedness due during such period, (v) expense for taxes paid in cash, (vi) permitted Restricted Payments paid in cash, (vii) Capital Lease Obligation payments and (viii) cash contributions to any Plan.

“LIBOR” means shall mean the rate per annum (rounded upward, if necessary, to the nearest 1/16th of 1%) obtained by dividing (i) the applicable London Interbank Offered Rate as applicable in accordance with the LIBOR Rate selected by Borrower for each Loan, or in the case of Daily LIBOR Loans, each day (or if such day is not a LIBOR Business Day, as fixed in the same manner on the immediately preceding LIBOR Business Day, which day’s rate shall, unless otherwise provided for, apply to the immediately succeeding non-LIBOR Business Days), as set and administered by ICE Benchmark Administration Limited (or such other administrator of LIBOR, as may be duly authorized by the UK Financial Conduct Authority or such other proper authority from time to time) for United States dollar deposits in the London interbank market at approximately 11:00 a.m. London, England time (or as soon thereafter as practicable), as determined by the Bank from any broker, quoting service or commonly available source utilized by the Bank, by (ii) a percentage equal to 100% minus the stated maximum rate of all reserves required to be maintained against “Eurocurrency Liabilities” as specified in Regulation D (or against any other category of liabilities which includes deposits by reference to which the interest rate on any LIBOR Rate Loan or Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States’ office of a bank to United States’ residents) on such date to any member bank of the Federal Reserve System. Notwithstanding any provision above, the practice of rounding to determine LIBOR may be discontinued at any time in the Bank’s sole discretion.

“LIBOR Rate” means, as selected by the Borrower for the respective LIBOR Loan under the Revolving Credit Facility or Term Loan Facility, the one-month, two-month, three-month or six-month LIBOR, each with an Interest Period of equal duration, or in the case of a Daily LIBOR Loan, the one-month LIBOR with an Interest Period of one day, in all cases plus the Applicable Rate.

“Loans” means the loans and advances, or if applicable, portions thereof, made by the Lender pursuant to this Agreement.

“Note(s)” means the Revolving Credit Note, the Term Loan Note, and any other note made in connection herewith.

“Revolving Credit Commitment” means the commitment of the Lender to make Revolving Credit Loans (including the obligation of the Lender to issue Letters of Credit for the account of the Borrower).

“Revolving Credit Facility” means the revolving credit facility established pursuant to Section 2.1 of this Agreement.

(d) Section 1.1 of the Credit Agreement is hereby amended to delete the definition of “Commitment”.

(e) The title of Article 2 of the Credit Agreement is hereby changed to “CREDIT FACILITIES”.

(f) The headers of Section 2.3 and 2.4 of the Credit Agreement are hereby respectively changed to “Revolving Credit Facility Interest” and “Revolving Credit Facility Payments”.

(g) The following new Sections are hereby added to Article 2 of the Credit Agreement to read in their entirety as follows:

2.6 Term Loan. The Lender agrees, subject to the terms and conditions of this Agreement, to make a Term Loan to the Borrower on the Amendment 3 Effective Date in the principal amount of Ten Million Dollars ($10,000,000) (the “Term Loan”). Principal repaid under the Term Loan may not be reborrowed.

2.7 Term Loan Note. The Borrower’s obligation to pay the principal of, and interest on, the Term Loan shall be evidenced by a promissory note in the aggregate principal amount of Lender’s Term Loan duly executed and delivered by the Borrower substantially in the form of Exhibit C, with blanks appropriately completed in conformity herewith. The Term Loan Note shall be entitled to the benefits of the Loan Documents.

2.8 Term Loan Interest. Except as elsewhere provided in this Agreement with respect to Prime Rate Loans, the Term Loan shall be a LIBOR Loan with an Interest Period of one month unless in accordance with this Agreement the Borrower has requested that the Term Loan or a portion thereof be another LIBOR Loan, in which case such Term Loan or applicable portion thereof shall be the applicable other LIBOR Loan. Interest shall accrue on the Term Loan in the same manner as is provided in Section 2.3(b) and Section 2.3(c).

2.9 Term Loan Payments. All accrued interest shall be due and paid on the first day of each month. Each interest payment shall be accompanied by a monthly principal payment of $119,048. Except as otherwise provided herein, all outstanding principal and accrued and unpaid interest shall be due and paid in full on the Term Loan Maturity Date.

2.10 Origination Fee. On the Amendment 3 Effective Date the Borrower shall pay to the Lender a Term Loan origination fee of $25,000.

(h) Section 3.1(e), Section 3.1(f) and Section 3.1(g) of the Credit Agreement are hereby amended to read in their entirety as follows:

(e) Continuation and Conversion Elections. An authorized Person may, upon irrevocable Request to the Lender in accordance with Section 3.1(f) below, elect to continue or convert, as of the last day of the applicable Interest Period, any or a portion (subject to the Minimum Borrowing Amount limitation) of any LIBOR Loan to another LIBOR Loan with the same or a different Interest Period.

(f) Notice of Continuation or Conversion.

(i) For an election under Section 3.1(e) above, an authorized person must deliver to the Lender, by 2:00 p.m. (New York time) on a Business Day, a written notice for an election under Section 3.1(e) (a “Notice”), specifying:

(A) the aggregate amount of each LIBOR Loan to be continued or converted;

(B) the applicable LIBOR Rate selection and corresponding Interest Period duration for each LIBOR Loan to be continued or converted; and

(C) whether the Automatic Continuation Option will be in effect for each such LIBOR Loan. The Automatic Continuation Option shall be in effect for each LIBOR Loan, unless otherwise specified by Borrower in writing.

(ii) For any election in accordance with Section 3.1(e) above, the Continuation Date or Conversion Date shall be the later of (A) the last day of the applicable Interest Period, or (B) two (2) LIBOR Business Days following the date the Lender receives the Notice of Continuation or Conversion, except as otherwise determined by the Lender in its sole discretion. If a Notice is received after 2:00 p.m. (New York time) on any Business Day, such Notice will be deemed to have been received on the next Business Day. Accordingly, as an example, if Borrower has a LIBOR Loan with a one-month Interest Period ending on June 15 and wants to continue the LIBOR Loan with a two- month Interest Period, Borrower must deliver to the Lender an appropriate Notice of Continuation by no later than 2:00 p.m. (New York time) on June 13 (assuming that June 13 is a Business Day and June 14 and 15 are LIBOR Business Days).

(iii) For LIBOR Loans with the Automatic Continuation Option in effect, the Lender shall, at the end of each Interest Period, automatically continue such LIBOR Loan with the same Interest Period unless a contrary Notice has been received.

(iv) The Lender may take action on any Notice in reliance upon any oral, telephonic, written or teletransmitted Notice that the Lender in good faith believes to be valid and to have been made by Borrower or on behalf of Borrower by an authorized person. No Notice may be delivered by e-mail unless otherwise permitted by Lender. The Lender may act on the Notice from any authorized person until the Lender shall have received from Borrower, and had a reasonable time to act on, written notice revoking the authority of such authorized person. The Lender shall incur no liability to Borrower or to any other person as a direct or indirect result of acting on any Notice under this Agreement. The Lender, in its sole discretion, may reject any Notice that is incomplete.

(g) Expiration of Interest Period. With respect to any LIBOR Loan for which an Automatic Continuation Option is not in effect, if Borrower does not deliver to the Lender an appropriate Notice of Continuation or Notice of Conversion (in accordance with the terms hereof) at least two (2) LIBOR Business Days before the end of an Interest Period, at the end of such Interest Period the Lender shall have the right (but not the obligation) to immediately, and without notice, convert such LIBOR Loan into a Daily LIBOR Loan and such Loan shall continue as a Daily LIBOR Loan until two (2) LIBOR Business Days after the Lender receives an appropriate Notice under Section 3.1(f) electing a different Interest Period. A Notice of Continuation or Notice of Conversion received one (1) LIBOR Business Day before the end of an Interest Period may not effectuate a continuation of such Loan as a LIBOR Loan, other than a Daily LIBOR Loan, as of the last day of the Interest Period. Rather, such LIBOR Loan may be converted (in the manner described above) to a Daily LIBOR Loan on the last day of the Interest Period. Such Notice of Continuation or Notice of Conversion, however, will be deemed to be a Notice that will be effective two (2) LIBOR Business Days from the date it is received (or deemed to be received) by the Lender.

(i) The word “Commitments” in Section 3.6(b) is hereby changed to read “Revolving Credit Commitment”.

(j) Section 3.7(b) of the Credit Agreement is hereby amended to read in its entirety as follows:

(b) any failure by Borrower to borrow a LIBOR Loan on the date for borrowing, continuation or conversion specified in the relevant notice under Section 10.1, as the case may be; or

(k) Section 3.10 of the Credit Agreement is hereby amended to read in its entirety as follows:

3.10 Default Interest Rate. Upon the occurrence of an Event of Default for so long as such Event of Default is continuing, notwithstanding anything else herein, if the Lender so requires (i) the Borrower’s right to renew, elect, or continue LIBOR Loans shall cease and all renewals, elections, or continuations shall be to Prime Rate Loans, and in the Lender’s sole discretion (ii) the rate of interest on all Loans shall be increased to a rate at all times equal to three percentage points (3%) above the higher of the LIBOR Rate (computed in the same manner as for LIBOR Loans with an Interest Period of one month) and the Prime Rate, and fees applicable to Letters of Credit shall be increased by three percentage points (3%), such increased rate and fees to remain in effect through and including the satisfaction and payment in full of all of the Obligations and the termination of the Revolving Credit Commitment, or written waiver of such Event of Default by the Lender. The imposition of such Default Rate is without prejudice to any other rights and remedies the Lender may have.

(l) The word “Commitment” in Section 5.1(d) of the Credit Agreement is hereby changed to read “Revolving Credit Commitment”.

(m) Section 5.2(f) of the Credit Agreement is hereby amended to read in its entirety as follows:

(f) Landlord Waivers. The Borrower shall have delivered to the Lender on or within sixty (60) days after the Amendment 3 Effective Date a waiver in form and substance satisfactory to Lender from each landlord of premises on which the Collateral is located and that is not owned by a Loan Party, unless otherwise agreed by Lender.

(n) Section 8.1 of the Credit Agreement is hereby amended to read in its entirety as follows:

8.1 Leverage Ratio. The Borrower will not permit as of the end of each Fiscal Quarter, the Leverage Ratio (with Total Funded Indebtedness measured at the end of such Fiscal Quarter and EBITDA determined for the period of four consecutive Fiscal Quarters then ending), to be equal to or greater than 3.00 to 1.00.

(o) Section 8.2 of the Credit Agreement is hereby amended to read in its entirety as follows:

8.2 Fixed Charge Coverage Ratio. The Borrower will not permit as of the end of each Fiscal Quarter, the Fixed Charge Coverage Ratio, determined for the period of the four Fiscal Quarters then ending, to be less than 1.15 to 1.00.

(p) The word “Commitments” in both places it is used in Section 10.2(a) is changed to read “Revolving Credit Commitment”.

(q) Exhibit A to the Credit Agreement is hereby replaced with Exhibit A to this Amendment 3. A new Exhibit C is hereby added to the Credit Agreement in the form attached as Exhibit C to this Amendment 3.

(r) Effective as of the Amendment 3 Effective Date Schedules 1.1, 4.1, 4.4, 4.5 and 7.2 to the Credit Agreement are hereby replaced with Schedules 1.1, 4.1, 4.4, 4.5 and 7.2 attached to this Amendment 3.

3. Conditions to Effectiveness of this Amendment 3. This Amendment 3 is subject to satisfaction of each of the following conditions to the satisfaction of the Lender:

(a) The Lender shall have received such Loan Documents as Lender may request, in form and substance satisfactory to the Lender, including the Notes, a Reaffirmation of Guaranties and Security Agreements.

(b) The Borrower shall have delivered evidence satisfactory to the Lender of the due authorization, execution, delivery and performance of Amendment 3 and the related Loan Documents.

(c) The Borrower shall have delivered to the Lender (i) certificates of good standing from appropriate governmental officials to the effect that it is validly subsisting in good standing in its jurisdictions of formation and qualification, and UCC searches against the Loan Parties in all jurisdictions deemed necessary by the Lender, all of which shall be reasonably satisfactory to the Lender in all respects.

(d) The Borrower and Loan Parties shall have delivered favorable customary opinions of their counsel, in form and substance satisfactory to the Lender.

(e) The representations and warranties of the Loan Parties contained herein shall be true and correct in all material respects.

(f) Each document required by the Security Documents or under law or reasonably requested by the Lender to be filed, registered or recorded in order to create in favor of the Lender, a perfected Lien on the Collateral described therein, shall have been delivered to Lender in proper form for filing, registration or recordation.

(g) No suit, investigation or proceeding pending in any court or before any arbitrator or Governmental Authority that can reasonably be expected to have a Material Adverse Effect on the Loan Parties shall be pending or overtly threatened.

(h) Since the Closing Date, there has been no change, circumstance, or occurrence that has had a Material Adverse Effect.

(i) There shall exist no Default or Event of Default.

(j) The Borrower shall have paid all costs and expenses, including legal fees and disbursements, of the Lender related to this Amendment 3, and shall have paid the origination fees due on the date hereof.

4. Representations and Warranties. In order to induce Lender to enter into this Amendment 3 and take the other actions provided for herein, Borrower represents and warrants to each Lender that the following statements are true and correct in all respects:

(a) Authority. Each of the Loan Parties has the requisite corporate power and authority to execute and deliver this Amendment 3 and any other Loan Documents delivered in connection therewith, and to perform its obligations hereunder and under such Loan Documents (as amended or modified hereby) to which it is a party. The execution, delivery and performance by each of the Loan Parties of this Amendment 3 and the other Loan Documents delivered in connection herewith have been duly approved by all necessary corporate or company action and no other corporate or company proceedings are necessary to consummate such transactions.

(b) Enforceability. This Amendment 3 and the related Loan Documents have been duly executed and delivered by the Loan Parties. This Amendment 3 and the related Loan Documents are the legal, valid and binding obligations of the Loan Parties, enforceable against each of them respectively in accordance with their terms, and are in full force and effect.

(c) Representations and Warranties. The representations and warranties contained in in this Amendment 3 and in the Credit Agreement and supporting Schedules, except those contained in Section 4.6(a) of the Credit Agreement, are correct on and as of the date hereof as though made on and as of the date hereof (notwithstanding that by the terms of the Credit Agreement they were made as of a date other than the date hereof).

(d) Litigation. Except as set forth on Schedule 4.5 (Supplement) attached to this Amendment 3, as of the date hereof there is no action, suit or proceeding at law or in equity by or before any court or any Governmental Authority pending or, to the knowledge of the Loan Parties threatened against or affecting the Loan Parties.

(e) No Contravention. The execution, delivery and performance of this Amendment 3 by the Borrower have received all necessary governmental approvals, if any, and do not contravene any law of contractual restrictions binding on Borrower.

(f) No Default. No event has occurred and is continuing that constitutes a Default or an Event of Default.

(g) Subsidiaries. The Borrower and Loan Parties are in compliance with Section 6.9 of the Credit Agreement.

5. General Confirmations and Amendments.

(a) Continuing Effect. Except as specifically provided herein, the Credit Agreement and the other Loan Documents shall remain in full force and effect in accordance with their respective terms and are hereby ratified and confirmed in all respects.

(b) No Waiver. The execution, delivery and effectiveness of this Amendment 3 shall not, except as expressly provided herein, operate as a modification, acceptance or waiver of any right, power or remedy of the Lender under any of the Loan Documents, nor constitute a waiver of any provision of the Loan Documents, except as specifically set forth herein.

(c) Reference to and Effect on the Loan Documents. Upon and after the effectiveness of this Amendment 3, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement,” “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.

To the extent that any terms and conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment 3, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement as modified or amended hereby.

6. Miscellaneous.

(a) Governing Law. This Amendment 3 shall be governed by, and construed in accordance with, the internal laws of the State of New York.

(b) Severability. The provisions of this Amendment 3 are severable, and if any subsection or provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision in this Amendment 3 in any jurisdiction.

(c) Counterparts. This Amendment 3 may be executed in any number of counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

(d) Binding Effect; Assignment. This Amendment 3 shall be binding upon and inure to the benefit of Borrower and the Lender and their respective successors and assigns; provided, however, that the rights and obligations of Borrower under this Amendment 3 shall not be assigned or delegated without the prior written consent of the Lender.

IN WITNESS WHEREOF, the parties have caused this Amendment 3 to be executed by their duly authorized representatives by their signatures below as of the date first above written.

[Signature Pages Follow]

MANUFACTURERS AND TRADERS TRUST COMPANY

By:	/s/ Curt S. Provenzo
Curt S. Provenzo
Vice President

TRANSCAT, INC.

By:	/s/ Michael Tschiderer
Michael Tschiderer
Vice President of Finance
Chief Financial Officer

EXHIBIT A
FORM OF COMPLIANCE CERTIFICATE

TRANSCAT, INC.
COMPLIANCE CERTIFICATE

As of ______________

Definitions used in this Certificate have the meanings given to them in the Credit Facility Agreement (“Credit Agreement”) dated September 20, 2012, as amended.

In connection with the [quarterly consolidated financial statements (“Quarterly Statements”) / annual consolidated financial statements (“Annual Statements”)] delivered to the Lender for the period ended [_______________________] (“Applicable Quarter” / “Applicable Year”] / [fourth Fiscal Quarter ended [______________]), as required by Section 6.1(c) of the Credit Agreement I hereby certify that:

(a) [Note: clause (a) not required for 4th Quarter Certificate][The Annual Statements / The Quarterly Statements, subject to the absence of footnote disclosure and normal year-end audit adjustments] (i) fairly present in all material respects the consolidated] financial condition of the Borrower as of the last day of the [Applicable Year / Applicable Quarter], and the consolidated results of operations and cash flows of the Borrower for such period and (ii) excepting the cash flows, have been prepared in accordance with GAAP (or a reconciliation statement has been delivered together therewith conforming such consolidated financial statements to GAAP).

(b) [No Default has occurred and is continuing and no Event of Default that has not been waived in writing by the Lender has occurred. / A Default has occurred and is continuing or an Event of Default that has not been waived in writing by the Lender has occurred, the nature of such Default or Event of Default is _________________________, such Default has existed and been continuing or Event of Default has existed during the period _________________________, and the Borrower has taken and/or proposes to take the following actions with respect thereto: ______________________________.]

(c) Set forth below is a schedule of the computations determining compliance with the covenants contained in Article 8 of the Credit Agreement, which calculations are correct and accurately reflect the consolidated financial condition of the Borrower as of the end of the date shown above:

Credit Agreement Section	Covenant	Requirement	Calculation as of Above Date	Compliance (Yes/No)
8.1	Leverage Ratio	< 3.00:1.00	____:1.00
8.2	Fixed Charge Coverage Ratio	≥ 1.15:1.00	____:1.00

The Leverage Ratio is _____:1.00. Based upon such ratio, the Applicable Rate will be set at Level ___.

(d) With respect to the [Annual Statements / Quarterly Statements], [there are no changes in GAAP applied in the their preparation from GAAP as previously applicable that would affect the calculation of, or compliance with, Article 8 of the Credit Agreement / changes in GAAP applied in the their preparation from GAAP as previously applicable that would affect the calculation of, or compliance with, Article 8 of the Credit Agreement are __________________________________, reconciled as follows: _______________________.

Transcat, Inc.
Chief Financial Officer

Dated:

EXHIBIT C
FORM OF TERM LOAN NOTE

TERM LOAN NOTE

$10,000,000	March 31, 2016

Transcat, Inc. (“Borrower”), a corporation organized under the laws of the State of Ohio, for value received, hereby promises to pay to the order of Manufacturers and Traders Trust Company, a New York banking corporation (“Lender”), the principal sum of Ten Million Dollars ($10,000,000) in lawful money of the United States of America and in immediately available funds, with interest on the unpaid principal balance hereof, for the period such balance is outstanding, at the rates of interest as provided in the Credit Agreement. Payments shall be due and payable on the dates and as provided in the Credit Agreement, with a final payment on the Term Loan Maturity Date.

This is the Term Loan Note referred to in that certain Credit Facility Agreement, dated as of September 20, 2012 by and between Borrower and Lender (as the same has been and in the future may be modified, supplemented and replaced from time to time, the “Credit Agreement”), and evidences the Term Loan made thereunder. All capitalized terms not defined herein shall have the meanings given to them in the Credit Agreement, and the terms of the Credit Agreement are incorporated herein.

Borrower waives presentment, notice of dishonor, protest and any other notice or formality with respect to this Note.

TRANSCAT, INC.

By:
Michael Tschiderer
Vice President of Finance
Chief Financial Officer

SCHEDULE 1.1
SECURITY DOCUMENTS

Master Security Agreement

Master Continuing Guaranty

Pledge Agreement

Patent Security Agreement

Trademark Security Agreement

UCC Financing Statements (Borrower and Loan Guarantors)

Deposit Control Agreements

Copyright Security Agreement (if required by Lender after the Closing Date)

Any and all joinder agreements, supplements, amendments, reaffirmations, or replacements and all supporting documents and agreements such as stock powers, endorsements, control agreement, and allonges

SCHEDULE 4.1
LOAN PARTIES’ JURISDICTIONS OF FORMATION AND QUALIFICATION

Transcat, Inc. is an Ohio corporation qualified to do business in Texas, New York, New Jersey, North Carolina, Missouri, Colorado, California, Massachusetts, Pennsylvania, Tennessee and Oregon.

Anmar Acquisition, LLC is a Delaware limited liability company qualified to do business in New York.

United Scale & Engineering Corporation is a Wisconsin corporation qualified to do business in Michigan.

WTT Real Estate Acquisition, LLC is a New York limited liability company qualified to do business in Montana.

Anmar Metrology, Inc. is a California corporation.

SCHEDULE 4.4
EQUITY INTERESTS OF LOAN PARTIES AND RELATED MATTERS

As of February 3, 2016, 6,906,010 of the Borrower’s 30,000,000 authorized shares of common stock, par value $.50 per share, were issued and outstanding.

As of the Amendment 3 Effective Date, the following subsidiaries are wholly-owned by the Borrower:

Transcat (Canada) Inc.
WTT Real Estate Acquisition, LLC
Anmar Acquisition, LLC
United Scale & Engineering Corporation

As of the Amendment 3 Effective Date, Anmar Metrology, Inc. is wholly-owned by Anmar Acquisition, LLC

As of the Amendment 3 Effective Date, Ulrich Metrology, Inc. is wholly-owned by Transcat (Canada) Inc.

As of the Amendment 3 Effective Date, Nordcal Calibration, Inc. is wholly-owned by Ulrich Metrology, Inc.

SCHEDULE 4.5
LITIGATION

None

SCHEDULE 7.2
LIENS

Lien evidenced by UCC financing statement File Number OH00197096794 filed 1/29/16 with the Ohio Department of State, limited to security interests in equipment leased to Borrower by IKON Financial Services